Exhibit 10.1
AMENDMENT TO
THE ALLSTATE CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN

The Allstate Corporation Change in Control Severance Plan, effective as of December 30, 2011 (the “Plan”), is hereby amended effective March 1, 2021, as set forth below.

1. Section 3.17 of the Plan is hereby amended as follows:

3.17 Reserved.

2. Section 6.1(a)(iii) of the Plan is hereby amended as follows:

(iii) an amount equal to two (2.0) times the sum of the Participant’s Base Salary and Target Annual Bonus, each determined as of the Termination Date; provided, however, that any reduction in the Participant’s Base Salary or Target Annual Bonus that would qualify as Good Reason shall be disregarded for this purpose; and

Except as set forth herein, the Plan shall remain in full force and effect.